EXHIBIT 99.1

NEWS RELEASE

CONSUMER PORTFOLIO SERVICES, INC. REPORTS
2007 THIRD QUARTER EARNINGS

IRVINE, California, October 17, 2007 (BUSINESS WIRE) -- Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) today announced earnings for its third quarter ended September 30, 2007.

Pretax income for the third quarter of 2007 increased to $6.3 million, compared to pretax income of $4.3 million for the comparable quarter ended September 30, 2006. Net income for the quarter ended September 30, 2007 was $3.7 million, or $0.16 per diluted share, compared to net income of $4.3 million, or $0.18 per diluted share, for the quarter ended September 30, 2006. Net income for the third quarter of 2006 did not include a provision for income tax expense.

For the three months ended September 30, 2007 total revenues increased approximately $29.0 million, or 39.4%, to $102.8 million, compared to $73.7 million for the three months ended September 30, 2006. Total operating expenses for the three months ended September 30, 2007 were $96.4 million, an increase of $27.0 million, or 38.8%, as compared to $69.4 million for the three months ended September 30, 2006.

Pretax income for the nine months ended September 30, 2007 increased to $18.0 million, compared to pretax income of $8.7 million for the nine months ended September 30, 2006. Net income for the nine months ended September 30, 2007 was $10.4 million, or $0.45 per diluted share, compared to net income of $8.7 million, or $0.36 per diluted share, for the nine months ended September 30, 2006. Net income for the nine months ended September 30, 2006 did not include a provision for income tax expense.

For the nine months ended September 30, 2007 total revenues increased approximately $86.1 million, or 43.3%, to $285.0 million, compared to $199.0 million for the nine months ended September 30, 2006. Total operating expenses for the nine months ended September 30, 2007 were $267.1 million, an increase of $76.8 million, or 40.3%, as compared to $190.3 million for the nine months ended September 30, 2006.

During the third quarter of 2007, CPS purchased $340.2 million of contracts from dealers as compared to $346.0 million during the second quarter of 2007 and $254.4 million during the third quarter of 2006. During the first three quarters of 2007, CPS purchased $1,016.5 million of contracts from dealers as compared to $777.7 million during the first three quarters of 2006. 2007 contract purchases represent an increase of 30.7% vs. the same period in 2006. The Company's managed receivables totaled $2,053.1 million as of September 30, 2007, an increase of $572.4 million, or 38.7%, from $1,480.7 million as of September 30, 2006, as follows ($ in millions):

	September 30, 2007	September 30, 2006
Owned by Consolidated Subsidiaries*	$2,047.3	$1,422.3
Owned by Non-Consolidated Subsidiaries	5.1	52.5
As Third Party Servicer for SeaWest Financial	0.8	5.9
Total	$2,053.1	$1,480.7

* Before $149.9 million and $116.9 million of allowance for credit losses, deferred acquisition fees and repossessed vehicles for 2007 and 2006, respectively.

In addition, the Company continued its regular quarterly securitization program with the September sale of $327.5 million of asset backed notes. As previously announced, the quarterly transaction was executed with lower credit enhancement requirements than the second quarter transaction. The Company also issued $60 million of two-year notes under a new $120 million revolving and term residual interest financing facility.

Annualized net charge-offs during the first nine month of 2007 were 4.95% of the average owned portfolio as compared to 4.00% during the same period in 2006. Delinquencies greater than 30 days (including repossession inventory) were 6.06% of the total owned portfolio as of September 30, 2007 as compared to 4.97% as of September 30, 2006.

“We are pleased with another solid quarter both financially and operationally,” said Charles E. Bradley, Jr., President and Chief Executive Officer. “In the third quarter we achieved our 10th straight quarter of pretax income growth and were able to navigate the turbulent capital markets to successfully close our regular quarterly term securitization. Our volume of new contract purchases remained strong and credit performance met our expectations.”

Conference Call

CPS announced that it will hold a conference call tomorrow, October 18, 2007, at 1:30 p.m. ET to discuss its quarterly earnings. Those wishing to participate by telephone may dial-in at 973-582-2717 approximately 10 minutes prior to the scheduled time.

A replay will be available between October 18, 2007 and October 25, 2007, beginning one hour after conclusion of the call, by dialing 877-519-4471 or 973-341-3080 for international participants, with pin number 9337877. A broadcast of the conference call will also be available live and for 30 days after the call via the Company’s web site at www.consumerportfolio.com and at www.streetevents.com.

About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is a specialty finance company engaged in purchasing and servicing new and used retail automobile contracts originated primarily by franchised automobile dealerships and to a lesser extent by select independent dealers of used automobiles in the United States. We serve as an alternative source of financing for dealers, facilitating sales to sub-prime customers, who have limited credit history, low income or past credit problems and who otherwise might not be able to obtain financing from traditional sources.

Forward-looking statements in this news release include the Company's recorded revenue, expense and provision for credit losses, because these items are dependent on the Company’s estimates of future losses. The accuracy of such estimates may be adversely affected by various factors, which include (in addition to risks relating to the economy generally) the following: possible increased delinquencies; repossessions and losses on retail installment contracts; incorrect prepayment speed and/or discount rate assumptions; possible unavailability of qualified personnel, which could adversely affect the Company’s ability to service its portfolio; possible increases in the rate of consumer bankruptcy filings or the effects of recent changes in bankruptcy law, which could adversely affect the Company’s rights to collect payments from its portfolio; other changes in government regulations affecting consumer credit; possible declines in the market price for used vehicles, which could adversely affect the Company’s realization upon repossessed vehicles; and economic conditions in geographic areas in which the Company's business is concentrated. All of such factors also may affect the Company’s future earnings, as to which there can be no assurance.

Any implication that the results of the most recently completed quarter are indicative of future results is disclaimed, and the reader should draw no such inference. Factors such as those identified above in relation to provision for credit losses may affect future performance.

Investor Relations Contact

Robert E. Riedl
Consumer Portfolio Services, Inc.
949-753-6800

Consumer Portfolio Services, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenues:
Interest income	$97,423	$70,623	$267,361	$188,189
Servicing fees	274	633	668	2,436
Other income	5,058	2,457	17,020	8,344
	102,755	73,713	285,049	198,969
Expenses:
Employee costs	11,566	9,273	33,704	28,349
General and administrative	6,335	6,159	18,386	16,948
Interest	36,382	25,075	99,600	65,412
Provision for credit losses	36,300	24,045	98,458	65,322
Other expenses	5,832	4,896	16,914	14,256
	96,415	69,448	267,062	190,287
Income before income taxes	6,340	4,265	17,987	8,682
Income taxes	2,663	-	7,591	-
Net income	$3,677	$4,265	$10,396	$8,682

Earnings per share:
Basic	$0.18	$0.20	$0.49	$0.40
Diluted	0.16	0.18	0.45	0.36

Number of shares used in computing earnings per share:
Basic	20,779	21,840	21,279	21,804
Diluted	22,438	23,850	23,184	24,139

Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30,	December 31,
	2007	2006

Cash	$16,907	$14,215
Restricted cash	258,060	193,001
Total Cash	274,967	207,216
Finance receivables	1,997,106	1,480,794
Allowance for finance credit losses	(99,675)	(79,380)
Finance receivables, net	1,897,431	1,401,414
Residual interest in securitizations	1,551	13,795
Other assets	119,636	106,169
	$2,293,585	$1,728,594

Accounts payable and other liabilities	$35,809	$31,185
Warehouse lines of credit	79,185	72,950
Residual interest financing	60,000	31,378
Securitization trust debt	1,984,023	1,442,995
Senior secured debt	-	25,000
Subordinated debt	22,065	13,574
	2,181,082	1,617,082

Shareholders' equity	112,503	111,512
	$2,293,585	$1,728,594

Operating and Performance Data ($ in thousands)	At and for the		At and for the
	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006

Contract purchases	340,244	254,425	1,016,547	777,657

Total managed portfolio	2,053,135	1,480,682	2,053,135	1,480,682

Average managed portfolio	2,008,911	1,449,128	1,839,382	1,322,675

Net interest margin (1)	61,041	45,548	167,761	122,777

Risk adjusted margin (2)	24,741	21,503	69,303	57,455

Core operating expenses (3)	23,733	20,328	69,004	59,553
Annualized % of average managed portfolio	4.73%	5.61%	5.00%	6.00%

Annualized return on managed assets (4)	1.26%	1.18%	1.30%	0.88%

Allowance as % of finance receivables	4.99%	5.69%

Delinquencies
31+ Days	4.61%	3.65%

Repossession Inventory	1.45%	1.32%

Total Delinquencies and Repossession Inventory	6.06%	4.97%

Annualized net charge-offs as % of average owned portfolio	5.57%	4.51%	4.95%	4.00%

(1)	Interest income less interest expense.
(2)	Net interest margin less provision for credit losses.
(3)	Total expenses less interest and provision for credit losses.
(4)	Pretax income divided by average managed portfolio.